Exhibit 99.1
News	Ball Corporation 10 Longs Peak Drive, Broomfield, Colorado 80021-2510

For Immediate Release		http://www.ball.com
Investor Contact:	Ann Scott	303.460.3537, ascott@ball.com
Media Contact:	Scott McCarty	303.460.2103, smccarty@ball.com

Ball Corporation Splits Stock, Increases Dividend
And Authorizes Repurchase of Common Stock

BROOMFIELD, Colo., July 28, 2004— Ball Corporation’s [NYSE: BLL] board of directors announced today a two-for-one split of the company’s common stock and increased the quarterly dividend by 33 percent. The dividend increase reflects management’s expectations of continued strong free cash flow generation and earnings performance.

        The board also authorized the repurchase by the company of up to a total of 12 million post-split shares of its common stock. This repurchase authorization replaces all previous authorizations.

        “Since 1999, Ball Corporation’s common stock has returned an average of 25 percent annually and our company has grown diluted earnings per share by more than 275 percent,” said R. David Hoover, chairman, president and chief executive officer. “We have generated significant free cash flow, which has enabled us to make strategic acquisitions, pay down debt, buy back our shares and increase the dividend we pay to our shareholders. Splitting the stock is an acknowledgement of that performance.”

        The distribution date for the stock split will be Aug. 23, 2004, for shareholders of record on Aug. 4, 2004. The split is the fourth since Ball became a public company in 1972, the most recent being in 2002.

        The post-split dividend of 10 cents per share is payable Sept. 15, 2004, to shareholders of record on Sept. 1, 2004, which represents a 33 percent increase over the previous dividend paid. Ball also increased the dividend in 2002 and in 2003.

        Ball Corporation is a supplier of high-quality metal and plastic packaging products and innovative packaging solutions to the beverage and food industries. The company also owns Ball Aerospace & Technologies Corp., which develops sensors, spacecraft, systems and components for government and commercial markets. Ball employs 12,600 people worldwide and reported 2003 sales of $4.9 billion.

Conference Call Information

Ball Corporation [NYSE:BLL] will announce its second quarter earnings on Thursday, July 29, 2004, before trading begins on the New York Stock Exchange. At 9 a.m. Mountain Time on that day (11 a.m. Eastern), Ball will hold its regular quarterly conference call on the company’s results and performance. The North American toll-free number for the call is 888-489-9496. International callers should dial 1-646-862-1102. For those unable to listen to the live call, a taped rebroadcast will be available until midnight Mountain Time on Aug. 5, 2004. To access the rebroadcast, dial 800-633-8284 (domestic callers) or 1-402-977-9140 (international callers) and enter 21199004 as the reservation number. To listen to the call via Web cast, please use the following URL for the live call and for replay:
      http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=BLL& script=1010&item_id=907563
      A written transcript of the call will also be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investor relations section under “presentations.”

Forward-Looking Statements

The information in this news release contains “forward-looking” statements and other statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission, especially in Exhibit 99.2 in the most recent Form 10-K. These filings are available at the company’s website and at www.sec.gov. Factors that might affect the packaging segments of the company include fluctuation in consumer and customer demand; competitive packaging material availability, pricing and substitution; changes in climate and weather; fruit, vegetable and fishing yields; industry productive capacity and competitive activity; lack of productivity improvement or production cost reductions; the German mandatory deposit or other restrictive packaging laws; availability and cost of raw materials, such as resin, steel and aluminum, and the ability to pass on to customers changes in these costs; changes in major customer contracts or the loss of a major customer; international business risks, such as foreign exchange rates and tax rates; and the effect of LIFO accounting on earnings. Factors that might affect the aerospace segment include: funding, authorization and availability of government contracts and the nature and continuation of those contracts; and technical uncertainty associated with segment contracts. Factors that could affect the company as a whole include those listed plus: successful and unsuccessful acquisitions, joint ventures or divestitures and associated integration activities; regulatory action or laws including environmental and workplace safety; goodwill impairment; antitrust and other litigation; strikes; boycotts; increases in various employee benefits and labor costs; rates of return projected and earned on assets of the company’s defined benefit retirement plans; reduced cash flow; and interest rates affecting our debt.

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